Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Executive Vice President & CFO/COO
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Additional Sale of Loans

Annapolis, MD (January 3, 2014) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of  Severn Savings Bank, FSB (“ the Bank”), announced today that the Bank recently completed the sale of underperforming loans with a book value of approximately $15 million for a sale price of approximately $11 million. As a result of the sale, the Bank will experience a pre-tax charge to income for the 4th quarter of approximately $4 million.

The sale consisted of approximately $12 million of non-performing loans, the bulk of which were residential loans.  This was a follow up to the previous quarter sale of loans with an approximate book value of $33 million. In addition to the loan sales, management has aggressively written down and sold certain foreclosed properties.  As a result, the balance of foreclosed property is expected to be below $10 million at December 31, 2013.

“Both sales represent material reductions in our non-performing loans, significantly reducing the resources that have been necessary to manage non-performing loans,” stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued, “Furthermore, the sales enhance our efforts to focus on improving earnings and increasing profitability. We have worked very hard the past few years managing problem loans since the economy faltered. It was time for a quicker resolution to the issues that were impeding progress for the Bank. Management and the Board made the decision to do what needed to be done to clean up the Bank’s balance sheet and position the company for growth in 2014 and beyond.”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $820 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.